EXHIBIT 10.1
XT-C

PUERTO RICO INDUSTRIAL DEVELOPMENT COMPANY
P.O. BOX 362350, SAN JUAN, PR 00936-2350

AMENDMENT TO LEASE CONTRACT

ON THE FIRST PART: The PUERTO RICO INDUSTRIAL DEVELOPMENT COMPANY, a public corporation organized and existing by virtue of Act No. 188 of May 11, 1942, as amended, hereby represented by its Chief Financial Officer, Jorge A. Junquera Amadeo, hereinafter referred to as the “COMPANY” or “LANDLORD”.

ON THE SECOND PART: Integra CI, Inc., formerly known as Integra NeuroSciences P.R. Inc., a corporation authorized to do business in Puerto Rico, duly represented herein by its President and Chief Executive Officer, Stuart M. Essig, hereinafter referred to as the “TENANT”.

ONE: On April 11, 2003, the parties executed a lease agreement for Project No. T-0810-0-68, located in Añasco, Puerto Rico. The referred lease was amended on October 24, 2005 to include Project No. T-0994-0-70 and further amended and restated by a lease contract dated April 1, 2005 and registered by LANDLORD on September 15, 2006, to include Project Nos. T-0810-1-02 and T-0810-2-03.

TWO: TENANT informed the LANDLORD that pursuant to a corporate reorganization and expansion, a merger of Integra Neurosciences P.R. Inc. into TENANT was authorized by TENANT’s Board of Directors, and TENANT’s new corporate name is: Integra CI, Inc.

THREE: TENANT also informed LANDLORD that it plans to expand its operations in Puerto Rico and needs additional space for its operations in Puerto Rico. Therefore, TENANT wishes to lease from LANDLORD the following additional properties owned by LANDLORD located in Añasco, Puerto Rico as described on Attachment “A” to this Amendment: S-1212-0-77 (50,021.78 sq ft), S-1212-1-82-01 (49,141.33 sq ft), S-1212-1-82-02 (10,920.00 sq ft) and S-1212-2-85 (18,000 sq ft) comprising the entirety of the S-1212 Building and consisting of a parcel of land and a building thereon having a gross construction area of approximately 128,083.11 square feet (the “Additional Premises”).

FOUR: The Additional Premises shall be used for the purpose of manufacturing medical devices. (SIC 3845)

FIVE: TENANT agrees that, during the term of this Amendment, it will not be in default under the Special Incentives Contract, by and between LANDLORD and TENANT dated             , 2011 and the Special Incentives for Improvements Contract, by and between LANDLORD and TENANT dated           , 2011.

SIX: Contact person: Mr. José A. Lamboy, Plant Manager

Address: P.O. Box 167

Añasco, Puerto Rico 00610

Phone No.: (787) 229-3454

Fax No.: (787) 229-3454

E-mail: jlamboy@integra-ls.com

SEVEN: SECURITY DEPOSIT FOR ADDITIONAL PREMISES: $46,109.92

Previous Deposit: $15,235.45 (CR 170974 made on January 27, 2010

Remaining Balance: $30,874.47

•	The security deposit balance, ($30,874.47) shall be made and delivered by TENANT together with this Lease Agreement duly signed.

EIGHT: The Date of Delivery of Possession is November 1, 2011. The Date of Commencement of Operations (for purposes of this Agreement only) shall be the date on which TENANT completes the repairs and reconditioning of the Additional Premises as set forth in “Attachment B” to this Amendment or TENANT’s employees commence working in the Additional Premises, whichever occurs first.

NINE: TENANT assumes the Additional Premises in its current condition (AS-IS), and agrees to perform certain work to the Additional Premises described in Attachment “B” to this Amendment immediately after the Date of Delivery of Possession.

TEN: Term: The term of this lease with respect to the Additional Premises shall begin on the Date of Delivery of Possession and shall expire on the tenth anniversary of the Date of Commencement of Operations.

ELEVEN: Rent: TENANT will begin to pay rent on properties S-1212-1-82-01 and S-1212-2-85 beginning on the Date of Commencement of Operations and will begin to pay rent on properties S-1212-0-77 and S-1212-1-82-02 beginning on the third anniversary of the Date of Commencement of Operations. TENANT shall pay rent with respect to the Additional Premises after the Date of Commencement of Operations as follows:

Year	Square	Rent per Square Foot	Monthly	Annual
	Footage		Rent	Rent
1*	67,141.33	$0.00	$0.00	$0.00

2	67,141.33	$1.70	$9,511.69	$114,140.26

3	67,141.33	$1.85	$10,350.96	$124,211.46

4	128,083.11	$2.00	$21,347.19	$256,166.28

5	128,083.11	$2.10	$22,414.54	$268,974.48

6	128,083.11	$2.20	$23,481.90	$281,782.80

7	128,083.11	$2.30	$24,549.26	$294,591.12

8	128,083.11	$2.40	$25,616.62	$307,399.44

9	128,083.11	$2.45	$26,150.30	$313,803.60

10	128,083.11	$2.45	$26,150.30	$313,803.60

TOTAL				$2,274,872.90

• Date of Commencement of Operations

TWELVE: Repairs: The parties hereto have agreed that TENANT shall perform certain work to the Additional Premises as described on Attachment “B” to this Amendment immediately after the Date of Delivery of Possession. The lease term for the Additional Premises will commence on the Date of Delivery of Possession. However, TENANT’s obligation to pay basic rent will begin on the Date of Commencement of Operations with respect to each portion of the Additional Premises, as detailed under the Square Footage column of the table presented in Section Eleven of this Amendment. LANDLORD will compensate TENANT for the works to be performed through the special rental agreement described in Attachment “K”. During the period between the Date of Delivery of Possession and the Date of Commencement of Operations of each portion of the Additional Premises, except for payment of rent, TENANT shall observe and fully comply with each and every term and condition of this Agreement, including, but not limited to, obtaining all required insurance, and observing the obligations related to the use and maintenance of the Additional Premises.

THIRTEEN: Ownership of Improvements; Surrender. Upon termination of the Lease Agreement, all alterations, changes, additions, or improvements made by TENANT to the Leased Premises with incentives, credits, or other economic assistance from LANDLORD, including the repairs and reconditioning of the Additional Premises as set forth in “Attachment B” to this Amendment, shall be deemed incorporated into the Leased Premises and therefore property of LANDLORD, with no rights of TENANT to any compensation or reimbursement therefore by LANDLORD. The TENANT shall not make any significant installations, alterations, additions or improvements in or to the Leased Premises without first obtaining the LANDLORD’s written consent thereto (which consent may not be arbitrarily withheld and must be provided within 14 (fourteen) calendar days of the TENANT’s request). Should TENANT make such alterations without LANDLORD’s prior written consent, LANDLORD may require TENANT to remove, at TENANT’s expense, any or all such other alterations, changes, additions, or improvements performed without incentives, credits, or other economic assistance from LANDLORD.

FOURTEEN: Insurance. During the term of this Amendment, TENANT shall maintain in force the following insurance policies:

(a) commercial general liability, including contractual liability, with limits of not less than $1,000,000 for bodily injury (including death) and $1,000,000 for property damage, per occurrence, which will insure TENANT against any claim for accidents in or around the Leased Premises due to use or occupation of the Leased Premises by TENANT. This insurance shall include LANDLORD and its agents, officers, directors and employees as additional insured and said policy shall include a “fire legal liability” endorsement;

(b) property insurance with “All Risk” coverage, for one hundred percent (100%) real property replacement cost, including foundations, with an extended coverage endorsement, which names LANDLORD as beneficiary in case of loss. This insurance shall include coverage for fire, hurricanes, floods, earthquakes and other events of a similar nature, vandalism and malicious mischief, boilers and machinery (if applicable) in building format and content, including all changes, alterations, extensions and improvements made by TENANT to the Leased Premises;

(c) pollution liability if required by LANDLORD because of the type of the operations carried on by TENANT; and,

(d) any other insurance over the Leased Premises which provides adequate coverage for those insurable risks that are common for property similar to the Leased Premises.

The deductibles of the insurance policies herein required shall be TENANT’s responsibility and should LANDLORD undertake any repairs after any loss or damage to the Leased Premises, TENANT shall reimburse LANDLORD the deductible payable under the insurance policy, together with any amount paid by any insurance provider.

Insurance during Construction. During any construction period at the Leased Premises, including the work to be performed by TENANT described in Attachment B, if any, TENANT must have in force the following insurance policies:

(i)	“Builders risk” insurance which provides coverage for all improvements that are being constructed, equivalent to one hundred percent (100%) of their replacement value;

(ii)	if the estimated cost of construction is over five thousand dollars ($5,000), TENANT must, at TENANT’s own cost and expense, provide LANDLORD with a performance bond from a surety company recognized and approved by LANDLORD, or other satisfactory guarantee acceptable to LANDLORD, in a sum equal to the estimated cost of said construction to guarantee completion of any construction within a reasonable time. At TENANT’s option, instead of TENANT’s obtention of a separate bond or guarantee for each project that may be in process at any given time, TENANT shall provide LANDLORD with one bond or guarantee that covers all alterations, changes, additions or improvements and other construction occurring at the same time; and,

(iii)	Workers’ Compensation from the State Insurance Fund Corporation in such coverage amounts as required by law.

LANDLORD acknowledges and agrees that the above required insurance during construction may be provided by TENANT directly or by TENANT’s contractors and subcontractors.

Insurance Policy Increase. TENANT will pay any premium increase required by an insurance company to cover additional risks resulting from any alteration, change, addition or improvement made by TENANT to the Leased Premises.

General Requirements. All insurance policies required of TENANT under this Article, must comply in form and substance to LANDLORD’s requirements, and must provide the following: (i) that the insurance coverage may not be reduced, canceled or not renewed by the insurance company without written notice to LANDLORD and TENANT at least sixty (60) days in advance (unless said cancellation is due to failure to pay premium, in which case notice must be sent at least thirty (30) days in advance); and (ii) that the policy shall be immediately renewed by TENANT on or before its expiration date. TENANT must obtain said policies from insurance companies duly authorized to do business in Puerto Rico, and acceptable to LANDLORD. Said insurance companies shall have a classification of not less than “A” and a financial rating of “IV” or better, as rated by A.M. Best and Company.

Insurance Certificates. Before the Date of Delivery of Possession TENANT shall submit to LANDLORD the policies (or certified copies) of same required under this Article with all the mentioned endorsements, and certificates of insurance which evidence the required coverage according to this Lease Agreement. TENANT expressly recognizes LANDLORD’s right not to deliver the Leased Premises to TENANT until two (2) days after the policies (or certified copies) and the insurance certificates have been submitted to LANDLORD, as required in this section.

Evidence of Payment; Renewal of Policies. TENANT must deliver to LANDLORD satisfactory evidence of payment of the insurance premiums within fifteen (15) days of the respective renewal dates of the respective policies and at the same time submit the corresponding insurance certificate or certified copy of each renewed policy.

Claims. TENANT shall cooperate with LANDLORD in the collection of claims against the corresponding insurance companies in those cases where LANDLORD handles such claims, including the preparation of damage reports and other documents required to process the claim. In the event TENANT does not provide said documents, LANDLORD, as TENANT’s agent and attorney-in-fact, shall, in addition to any other remedy available to LANDLORD, execute and submit any evidence of loss and/or any other document necessary for collection of the claim.

Periodic Reviews. LANDLORD reserves the right to review and demand periodically increases in the limits of the coverages required in this Lease Agreement as results from the effects of inflation.

Waiver of Subrogation. (a) LANDLORD and TENANT agree that all fire and extended coverage and other property damage insurance carried by either of them in relation to the Leased Premises shall be endorsed with a clause providing that any release from liability or waiver of claim for recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured to recover thereunder, provided that the insurer waives all rights of subrogation which such insurer might have against the other party. Any release or any waiver of claim shall not be operative in any case where the effect of such release or waiver is to invalidate any insurance coverage or invalidate the right of the insured to recover thereunder. Should any waiver of subrogation result in a premium increase, TENANT shall, within ten (10) days of notice, pay said increase in order to maintain the effectiveness said release or waiver.

(b) Neither LANDLORD nor TENANT shall be liable to the other or the insurance company that provided the coverage for any loss or damage to any building or structure of the Leased Premises for the loss of income either through subrogation or any other form, regardless if such loss or damage be, in whole or in part, caused by a negligent act or omission of the other party, its agents, officers, directors or employees, to the extent that such loss or damage is covered by insurance policy in favor of the affected party.

FIFTEEN: ENVIRONMENTAL CLAUSES

Governmental Regulations and Environmental Protection. TENANT shall comply with all laws, rules, regulations, executive orders, administrative orders and requirements of local and federal governmental agencies having jurisdiction over TENANT’s operations at the Leased Premises. Upon request by LANDLORD, TENANT shall submit evidence of said compliance of any permits, and agency endorsements.

TENANT shall maintain the Leased Premises and conduct its operations thereat in compliance with the terms, conditions, and requirements specified in i) the Environmental Impact Statement, or any other document prepared for the evaluation of environmental aspects of its operations at the Leased Premises; and ii) the permits issued by the governmental agencies with jurisdiction over the operations at the Leased Premises.

TENANT, at its own cost and expense, shall install on the Leased Premises the necessary equipment to prevent its operations from affecting adversely the environmental integrity of the Leased Premises, or causing any disturbance to the adjacent properties or to the community in general.

Any improvements or installation of equipment for pollution controls required by any agency or governmental entity having jurisdiction thereof shall be at TENANT’s expense and subject to Article VII of this Lease Agreement. TENANT shall also comply with the following permits and regulations, without limitation of any other applicable environmental requirements:

(a) Wells. LANDLORD will not allow the drilling of a water well at the Leased Premises unless TENANT’s operations at the Leased Premises require a volume of water greater than that which PRASA can supply. In such case TENANT will obtain a construction permit and a franchise from the government authorized agencies.

(b) Noise. TENANT shall not exceed the maximum noise levels allowed by the Noise Pollution Control Regulation of the Puerto Rico Environmental Quality Board or the agency with jurisdiction over that matter.

(c) Air Emissions. TENANT shall obtain all the necessary construction and operational permits necessary to construct, install, and operate any air emissions source or atmospheric pollution source, as defined by the Regulation for the Control of Atmospheric Pollution Sources according to the Local and Federal Regulations. This includes, but is not limited to (i) ventilation systems to disperse atmospheric emissions resulting from TENANT’s operations; (ii) electric power generators for emergency use; (iii) storage tanks for flammable gases with a capacity greater than five hundred (500) gallons; and (iv) fuel storage tanks (gasoline, diesel, kerosene, acetone, alcohol and others) having a capacity of more than ten thousand (10,000 gallons). TENANT, at its own cost and expense, shall establish the necessary measures and shall install the equipment required to maintain the air quality standards established by the existing laws and regulations and any amendments thereto as required by the permits issued by the Environmental Protection Agency and the local government authority.

(d) Gas Storage Tanks. TENANT shall obtain a permit from the Public Service Commission to install and/or store flammable gases in aboveground storage tanks.

(e) Underground Storage Tanks. TENANT shall not install underground tanks to store fuels, raw materials or chemical substances. In the event that any such tanks have been previously installed at the Leased Premises and removal thereof would constitute a risk to the Leased Premises or to TENANT’s operations, such tanks shall be used only if they comply with federal and state regulations for underground storage tanks.

(f) Aboveground Storage Tanks. TENANT, if applicable, shall prepare and implement a Spill Prevention, Control and Countermeasure Plan (SPCC Plan) as required by 40 CFR 112 and comply with the applicable law requirements for the installation and operation of aboveground storage tanks.

(g) Chemicals. Storage of any chemical substance shall be undertaken in full observance of the applicable safety measures required by the governmental agencies having jurisdiction thereof so as to prevent any leakage or spillage that may contaminate the Leased Premises or adjacent properties.

(h) Storage of Hazardous Materials. TENANT shall strictly abide by the rules and regulations established by the Occupational Safety and Health Administration (OSHA) for the storage of hazardous materials (29 CFR Part 1910 Subpart H) as well as with the Puerto Rico Code for Fire Prevention. TENANT will comply with the minimum distances set forth in the federal and local codes for the storage of hazardous materials, particularly those materials that are inflammable.

(i) Industrial and Sanitary Effluents. TENANT shall not discharge its sanitary or industrial effluents into the sewer system or into any other place until TENANT has obtained the necessary authorization to do so, be it from the Puerto Rico Aqueduct and Sewer Authority, from the local authorities, or the Environmental Protection Agency (EPA), as applicable. TENANT shall request and obtain the necessary permits and/or endorsements from any local or federal agency with jurisdiction in order to install and operate any treatment or pretreatment plant or system for said effluents. TENANT must obtain LANDLORD’s endorsement and approval to install a treatment or pretreatment plant or system prior to any request for the permits and endorsements of the other pertinent government agencies with jurisdiction. TENANT shall treat its effluents as required prior to discharge, as required by the pertinent governmental agency having jurisdiction.

(j) Septic Tanks and Systems. Should the Leased Premises have a septic tank or system, such facility can be used only to discharge sanitary effluents. Therefore, TENANT shall not discharge industrial effluents or any substance or material other than sanitary effluent into the septic tank or system. Moreover, TENANT must obtain from the applicable permit/s to operate said septic tank or system. Any industrial effluent that may be generated and that is not discharged into the Aqueduct and Sewer Authority sewer system or through a discharge permit from the National Pollutant Discharge Elimination System (“NPDES”), shall be disposed of by transporting it to an Aqueduct and Sewer Authority treatment plant, with previous authorization, or to another entity authorized to handle such effluents.

(k) NPDES Permit. TENANT shall not discharge any industrial effluent into the ground. TENANT shall obtain an NPDES permit to discharge stormwater or other effluents into a body of water. TENANT shall obtain an NPDES permit, if stormwater run-off is exposed to raw materials, unfinished or finished products, waste, by-products, industrial machinery or equipment, a materials handling area or a process area. TENANT shall obtain, when applicable, the pertinent industrial discharge permit or pre-treatment permit required by PRASA.

(l) Hazardous Substances. TENANT will not treat, store or dispose of any hazardous substance at the Leased Premises, unless TENANT possesses the necessary permits from the agencies with jurisdiction and such activities are performed in compliance with applicable regulations and the terms and conditions of the permit. TENANT will not generate or store any hazardous substance or waste at the Leased Premises without first obtaining the necessary permits from the local and federal agencies with jurisdiction. The generation and storage of hazardous substances shall be conducted in compliance with applicable environmental laws, regulations and permits. Also, TENANT shall not store hazardous waste at the Leased Premises, without first giving notice to LANDLORD of the location of the storage area and providing evidence of compliance with state and federal regulations as well with the measures LANDLORD considers necessary to protect the Leased Premises. At no time shall TENANT dispose of any hazardous substances or waste at the Leased Premises.

(m) Non-hazardous Solid Waste. Non-hazardous solid waste generated from the operations at the Leased Premises shall be stored, handled, transported and disposed of in accordance with the applicable local and federal laws and regulations and the hazardous Waste Control Regulations. TENANT must obtain the applicable permit for a Non-hazardous Waste Generating Activity (DS-3), when it generates more than fifteen (15) cubic yards of non-hazardous solid waste weekly during construction activities. TENANT, at its own cost and expense, shall keep the grounds clean and free of solid wastes, rubbish, garbage and debris.

(n) Equipment or Materials containing Polychlorinated Biphenyls (PCB). TENANT shall not install or introduce equipment or materials containing PCB’s at the Leased Premises.

(o) Reports to LANDLORD — In addition to any other information or document that may be required hereunder, TENANT shall provide LANDLORD with the following:

1. Written notice, within forty-eight (48) hours, of any event that requires verbal or written notice to the Environmental Protection Agency, the Environmental Quality Board or any entity designated by them, together with, a copy of any order, communication or report regarding the event. This includes, but is not limited to, any notice required under the provisions of the “Emergency Planning and Community Right to Know Act.”

2. Written notice within forty-eight (48) hours of any change to the hazardous materials handled at the Leased Premises, or if TENANT observes or has any knowledge of an environmental problem at the Leased Premises even if such problem is not a result of TENANT’s activities.

3. A copy of any permits mentioned as previously stated.

(p) Audits and Access to the Property. LANDLORD reserves the right to inspect the Leased Premises, and to authorize the local and federal agencies from time to time, during the Term of this Lease Agreement as deemed necessary, to enter the premises for the purpose of evaluating the environmental condition of the Leased Premises, and as to TENANT’s compliance with federal and state environmental regulations and the provisions of this Article XII. TENANT, for this purpose, will provide LANDLORD with access to all areas or structures on the Leased Premises. TENANT shall provide access to all the books, registers, documents or instruments that LANDLORD deems necessary to determine the environmental condition of the Leased Premises, or compliance with environmental regulations.

In the event that LANDLORD believes, based upon any inspection performed on the Leased Premises, that TENANT, as a result of TENANT’s operations at the leased premises, is in material violation of a federal or local environmental law or regulation, LANDLORD shall request TENANT to perform, at TENANT’s cost, the environmental site assessments necessary to determine the existence and extent of contamination at the Leased Premises, if any and all activities of removal, mitigation and remediation needed to correct any environmental problem caused by the TENANT at the Leased Premises. TENANT, upon LANDLORD’s request, at the termination of this Lease Agreement, shall submit an environmental site assessment, Phase I and/or Phase II, of the environmental condition of the Leased Premises prepared by an environmental consultant of proven experience. The assessment shall determine whether the activities performed by TENANT affected the conditions of the Building and the lot. The assessment shall be performed following the standards established for preparing such reports by the scientific community (ASTM). The assessments shall be signed and certified by an engineer or chemist licensed to practice in Puerto Rico.

In the event that an environmental audit or inspection reveals an environmental deficiency or condition caused by TENANT’s operations at the leased premises, TENANT shall submit an action plan to remedy such situation together with a bond or guarantee to secure payment of the remediation. The plan shall be reviewed and its execution coordinated with LANDLORD.

(q) Emergency Remediation Response Action. In the event of any hazardous substance spill, leak, or escape or any other occurrence during the period of TENANT’s operations at the leased premises which requires the removal of hazardous substances or environmental remediation, TENANT shall be responsible to remedy it immediately. TENANT shall be responsible for hiring, at its own expense, those companies with proven experience and reputation to perform said removal activities and/or environmental remediation and shall carry out all the necessary negotiations to accomplish said removal and/or remediation. Prior to the formation of any contractual agreement with any company or consultant for the removal and/or, remediation, the company or consultant must be approved by LANDLORD. The scope of work prepared by the LANDLORD authorized company shall be submitted to LANDLORD for its approval. In the event of any violation or contamination caused by TENANT’s operations of the Leased Premises, LANDLORD may request TENANT to remain in the Leased Premises and to continue paying Rent until the Leased Premises are in compliance with local and federal regulations. At all times, TENANT shall be obligated to immediately notify LANDLORD in writing upon occurrence of any event that requires removal of contaminants or environmental remediation and shall coordinate with LANDLORD any clean-up, contamination removal, or environmental remediation before commencement thereof provided that if the event which requires removal of contaminants or environmental remediation should occur during non-working periods, in which case (such as weekends or holidays) TENANT shall immediately notify LANDLORD the next working day. The notice to LANDLORD by TENANT in the event of a spill, leak or escape does not release TENANT of its obligation to notify the pertinent governmental agencies as required by law, regulation, municipal ordinance, judicial order, executive order, administrative order or by any other legal requirement.

Should any environmental mishap occur, such as, but not limited to, a spill, release or leak that poses an imminent danger to human health or to the environment, in addition to taking all such protective measures, responses and notifications as are required by environmental laws, regulations, and permits, TENANT shall cease its operations if TENANT’s operations are the direct cause of said environmental mishap until said mishap is controlled and all risk to human life or to the environment is suppressed.

(r) Environmental Conditions Liability. TENANT shall be liable for any environmental damage and the necessary or remedial action as results from TENANT’s operations. TENANT shall indemnify LANDLORD for any lawsuit, civil or criminal action, administrative action, fine, claim, remedial action and/or clean-up and/or pollutant removal action, toxic or hazardous substance or waste as defined in local and federal laws and regulations, that may arise as a result of TENANT’s operations or during TENANT’s occupation of the Leased Premises. The term contaminant includes petroleum and its derivatives, asbestos, and PCB. TENANT shall also be liable and shall indemnify LANDLORD for any complaint, civil or criminal action, administrative action, fine or claim that arises as a result of any violation of any law, regulation, rule, Administrative Order, Executive Order or environmental requirement of any local or federal governmental entity that arises as a result of TENANT’s operations or during the term TENANT occupied the Leased Premises. TENANT’s liability toward LANDLORD and its obligation to indemnify LANDLORD shall survive the termination of this Lease Agreement. LANDLORD has not delivered to TENANT, a certified warranty attesting that the Leased Premises are free and clear of petroleum, derivatives, asbestos and PCB. LANDLORD has not delivered any warranty and will not perform any environmental study. The property will be leased in its “as is” condition. If TENANT needs any warranty, LANDLORD authorizes TENANT to perform the study.

This Amendment is subject to the evaluation and approval of LANDLORD’s Special Services Division.

This is the sole agreement between the parties; and any clause or information in the Lease in conflict with the above is herein amended.

In witness whereof, the parties sign this amendment this 2nd day of November, 2011.

PUERTO RICO INDUSTRIAL	INTEGRA, CI, INC.
DEVELOPMENT COMPANY	SSN: 98-0476814
SSN: 66-029-2871
By: /s/ Jorge A. Junquera Amadeo	By: /s/ Stuart M. Essig
Name: Jorge A. Junquera Amadeo	Name: Stuart M. Essig
Title: CFO	Title: President and Chief Executive Officer
Date: 11/1/2011	Date: 11/1/2011

DESCRIPTION OF BUILDING S-1212-1-82 LOCATED AT
AÑASCO, PUERTO RICO

This is a pitched roof type building consisting of reinforced concrete foundation, steel columns and girders supporting 30 feet steel joists, which in turn support 22 gage standard galvanized steel deck, covered by 1.2” urethane insulation and a 3 ply built-up roofing. Roof ventilators are provided.

The building has a main floor 181’ 8” x 241’ -6” out to out dimensions for an area of 43,873.31 sq. ft; another manufacturing space 30’ -0” x 151’ -6” for an area of 4,545 sq. ft. another manufacturing space 31’ -6” x 30’ -0” for an area of 945 sq. ft. An extension to a Pump House of 21’ -0” x 14’ -0” for an area of 294 sq. ft. A cafeteria of 60’ -0” x 181’ -8” for an area of 10,900.20 sq. ft. and a loading area of 30’ -0” x 14’ -0” + 23’ -0” x 6’ -8” for an area of 640.11 sq. ft. This amounts to the total area of 64,355.56 sq. ft. of covered floor space.

The floor consists of a 5” thick reinforced concrete floor slab with a monolithic cement finish in certain areas, another with carpet and others with vinyl type & ceramic tiles.

Floor slab designed for a live load of 150 pounds per square feet.

Exterior walls are of concrete blocks, plastered and painted on both sides.

Interior walls are metallic partitions with the exemption that in “lean-to areas are concrete blocks with glazed tile up to 10’ -0” high.

Ceilings are acoustic type throughout the building. All areas are provided with air conditions.

Windows are miami aluminum louvers throughout the building.

Interior and exterior doors are industrial type metal doors.

Two (2) metal rolling doors 8’ -0” x 10’ -0” at loading and an another eight (8) rolling doors 6’ -0” x 8’ -0” inside the manufacturing area between existing and new building.

Clearance from finished to lowest part of beams at the side eaves is 12’ -2 1/2”.

DESCRIPTION OF BUILDING S-1212-0-77 LOCATED AT
AÑASCO, PUERTO RICO

This is a pitched roof type building consisting of reinforced concrete foundation, steel columns and girders supporting 30’-0” feet long steel joists which in turn support gauge #22 standard galvanized steel deck covered by 1.2 urethane insulation and three (3) plies built-up roofing. Roof ventilators are provided.

The structure consists of a main floor 181’-8” x 241’-6”sq. ft. out to out dimensions with an area of 43,873.31 sq. ft,. another manufacturing space 91’ -6” x 30’ -0” for an area of 2,745 sq. ft., another manufacturing space 61’ -6” x 60’ -0” for an area of 3,600 sq. ft. A space for Pump House that consists of 24’-0” x 14’ -0” for an area of 336 sq. ft,. and two spaces for loading that consist of 60’ -0” x 8’ 0” and 30’ -0” x 8’ -0” for an area of 720 sq. ft. This amounts to a total area of 51,364.31 sq. ft. of covered floor space.

The floor consists of a 5” thick reinforced concrete slab with a monolithic cement finish in certain areas, another, an another with carpet and others with vinyl type & ceramic tiles.

Floor slab designed for a live load of 150 pounds per square feet.

Exterior walls consist of cement plastered concrete blocks painted on both sides.

Interior walls are metallic partitions with the exemption that in “lean-to areas are concrete blocks with glazed tile up to 10’ 0” high.

Ceiling are acoustic type throughout the building. All areas are provided with air conditions.

Interior and exterior door are industrial metal type.

Metal rolling doors are provided at loading area.

Clearance in the manufacturing area from finished floor to lowest part of beam at the side eaves is 12’ – 2 1/2”.

DESCRIPTION OF BUILDING S-1212-2-85 LOCATED AT
AÑASCO, PUERTO RICO

This is a pitched roof type building consisting of reinforced concrete foundation, steel columns and girders supporting 30’-0” feet long steel joists which in turn support gauge #22 standard galvanized steel deck covered by 1.5 urethane insulation and three (3) plies built-up roofing. Roof ventilators are provided.

The structure consists of a main floor 152’-0 3/8” x 121’-4 3/4” exterior dimensions with an area of 18,456,44 sq.ft. of manufacturing space. A mezzanine 152’ -0 3/8” x 30’ 0” with an area of 4,560.90 sq. ft. 6” thick reinforced concrete slab.

The floor consists of a 5” thick reinforced concrete slab with a monolithic cement finish.

Floor slab designed for a live load of 150 pounds per square feet.

Exterior walls consist of cement plastered concrete blocks painted on both sides, and metal siding.

Ceiling is exposed and painted throughout the building.

Windows are fixed louvers (48” x 56”).

Interior and exterior door are hollow metal type.

Two (2) metal rolling doors 9’-0” x 10’-0” at loading area were installed.

Clearance in the manufacturing area from finished floor to lowest part of beam at the side eaves is 30’ – 10’.

The total covered area of the original building and its extensions amounts 134,176.31 sq .ft.

ATTACHMENT B
Per PRIDCO STD.

Building #3 Demolition – Reconditioning Cost

PRIDCO Estimate
Estimado costos Demolicion y Reconstruccion Edificios S – 1212 PRIDCO
	Total Pies Cuadrados	Costo Demolicion	Costo Reconstruccion	Costo Total
	Square Feet	Demo	Rencost.	Total
EDIFICIO: S-1212-1-82-02	14,400	$39,698.00	$47,039.00	$86,737.00

EDIFICIO: S-1212-0-77-00	45,900	$225,248.00	$226,518.00	$451,766.00

EDIFICIO: S-1212-1-82-01	49,500	$150,013.60	$186,047.00	$336,060.60

EDIFICIO: S-1212-2-85-00	18,000	$15,258.00	$85,881.75	$101,139.75

Costo techo S-1212 “ROOF”	143,392		$385,723.40	$385,723.40

Gran Sub-Total $ 1,361,426.75

ATTACHMENT “K”

PUERTO RICO INDUSTRIAL DEVELOPMENT COMPANY
INTEGRA CI, INC. LEASE AMENDMENT

Projects No. S-1212-0-77, 1-82-01; 1-82-02 & 2-85
Gross Area 128,083.11 sq. ft.

FIRST: Landlord allows Tenant to perform certain repairs in the above identified property, subject to the following:

LANDLORD (Puerto Rico Industrial Development Company) will reimburse TENANT p to a total of $1,361,426 as permanent leasehold improvements to the property, in an amount that shall be credited against rental payments.

With respect to the Additional Premises, TENANT shall begin to pay rent as set forth in the table below:

Year	Square Footage	Rent per Square Foot	Monthly Rent	Annual Rent
1**	67,141.33	$0.00	$0.00	$0.00

2	67,141.33	$1.70	$9,511.69	$114,041.29

3	67,141.33	$1.85	$10,350.96	$124,211.46

4	128,083.11	$2.00	$21,347.19	$256,166.28

5	128,083.11	$2.10	$22,414.54	$268,974.48

6	128,083.11	$2.20	$23,481.90	$281,782.80

7	128,083.11	$2.30	$24,549.26	$294,591.12

8	128,083.11	$2.40	$25,616.62	$307,399.44

9	128,083.11	$2.45	$26,150.30	$313,803.60

10	128,083.11	$2.45	$26,150.30	$313,803.60

TOTAL				$2,274,872.90

• Date of Commencement of Operations

The Date of Commencement of Operations shall be the date on which TENANT completes the repairs and reconditioning of the Additional Premises as set forth in Attachment “B” or TENANT’s employees commence working at the S-1212 Building, whichever occurs first.

SECOND: Reimbursement through Rent of the Leasehold Improvements:

LANDLORD agrees to reimburse TENANT up to a maximum amount of $1,361,426.75 for the leasehold improvements described in Attachment B (the “Leasehold Improvements”) which TENANT will make to the Additional Premises after LANDLORD’s evaluation and certification.

•	Tenant shall submit Landlord a time and cost schedule of the agreed Leasehold Improvements for the property not later than fifteen (15) days after the execution of the amendment to the lease agreement.

•	Once work is completed, certified and evaluated according to Landlord’s Engineering Department standards, Landlord shall initiate the monthly payment credit as described below.

THIRD: If there is a difference between LANDLORD and TENANT related with respect to the repair costs, and the difference is not higher than a 10% of the total amount of such cost, LANDLORD may adjust the amount to be credited to TENANT as monthly rental payment (credit). Such difference shall be evaluated and approved by LANDLORD’s engineers considering a cost reasonability evaluation.

FOURTH: The improvements shall be evaluated by LANDLORD using as certification method, the breakdown and specifications as previously agreed. At the end of each month TENANT shall submit to LANDLORD a certification of each activity finished during the mentioned period. TENANT’s representative(s) and LANDLORD’s engineers shall verify and certify the progress.

FIFTH: The parties acknowledge that if TENANT’s repairs are not completed at the beginning of the rental payment date as previously agreed, then LANDLORD shall deduct from the rental payment credit an amount equivalent to the unfinished work. LANDLORD’s evaluation will be based upon TENANT’s time and cost scheduled for the repairs.

PUERTO RICO INDUSTRIAL	INTEGRA, CI, INC.
DEVELOPMENT COMPANY	SSN: 98-0476814
SSN: 66-029-2871
By: /s/ Jorge A. Junquera Amadeo	By: /s/ Stuart M. Essig
Name: Jorge A. Junquera Amadeo	Name: Stuart M. Essig
Title: CFO	Title: President and Chief Executive Officer
Date: 11/1/2011	Date: 11/1/2011